                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ALEXANDRIA REAL ESTATE EQUITIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
                          135 NORTH LOS ROBLES AVENUE
                                   SUITE 250
                           PASADENA, CALIFORNIA 91101

Dear Stockholder:

    On behalf of our Board of Directors, I cordially invite you to attend Alexandria's 1998 Annual Meeting of Stockholders to be held on Friday, May 15, 1998, at the Doubletree Hotel, Fountain Room IV, 191 North Los Robles Avenue, Pasadena, California, 91101, at 9:00 a.m. local time.

    The attached Proxy Statement describes in detail the matters expected to be acted upon at the meeting, including electing eight directors, seven of whom are present directors of the Company, ratifying the selection of Ernst & Young LLP as the Company's independent public accountants, and considering an amendment to the Company's 1997 Stock Award and Incentive Plan. We will also report on the Company's progress and respond to questions you may have about the Company's business.

    We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU PREVIOUSLY HAVE MAILED YOUR PROXY CARD. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                            Sincerely,

                                                        [LOGO]

                                            JERRY M. SUDARSKY
                                            Chairman of the Board

Pasadena, California
April 15, 1998

                                      [LOGO]

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
                     135 NORTH LOS ROBLES AVENUE, SUITE 250
                           PASADENA, CALIFORNIA 91101
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1998
                            ------------------------

To the Stockholders of Alexandria Real Estate Equities, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company"), will be held on Friday, May 15, 1998, at 9:00 a.m. local time, at the Doubletree Hotel, Fountain Room IV, 191 North Los Robles Avenue, Pasadena, California, 91101, for the following purposes:

    1. To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify.

    2. To ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

    3. To consider and vote upon a proposal to amend the Company's 1997 Stock Award and Incentive Plan to increase the number of shares of Common Stock available for issuance thereunder.

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors of the Company has fixed the close of business on March 31, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own shares of Common Stock beneficially through a bank, broker or other nominee will be admitted to the Annual Meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                            By Order of the Board of Directors

                                                        [LOGO]

                                            PETER J. NELSON
                                            Chief Financial Officer and
                                            Secretary

Pasadena, California
April 15, 1998

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
                          135 NORTH LOS ROBLES AVENUE
                                   SUITE 250
                           PASADENA, CALIFORNIA 91101
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 15, 1998

GENERAL

    This Proxy Statement is furnished to stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company to be held on Friday, May 15, 1998, at 9:00 a.m. local time, at the Doubletree Hotel, Fountain Room IV, located at 191 North Los Robles Avenue, Pasadena, California, 91101, and any and all adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are being first mailed to stockholders on or about April 15, 1998.

    The stockholders of the Company will consider and vote upon the following proposals: (i) the election of eight directors for a one-year term and until their successors are duly elected and qualify; (ii) the ratification of the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; (iii) an amendment to the Company's 1997 Stock Award and Incentive Plan (the "1997 Incentive Plan"); and
(iv) such other matters as may properly come before the meeting and any and all adjournments or postponements thereof, including matters proposed by stockholders. The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement.

SOLICITATION

    This solicitation is made by mail on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. In addition, the Company has engaged Corporate Investor Communications, Inc., a firm specializing in proxy solicitation, to solicit proxies and to assist in the distribution and collection of proxy material for an estimated fee of approximately $4,500. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of the Common Stock, par value $.01 per share, of the Company (the "Common Stock").

VOTING PROCEDURES

    Only the holders of record of the Common Stock as of the close of business on March 31, 1998 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote. Stockholders are not permitted to cumulate their shares of Common Stock for the purpose of electing directors or otherwise. At the close of business on the Record Date, there were approximately 11,404,631 shares of Common Stock issued and outstanding.

    The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. A "broker non-vote" results on a matter when a broker or other record holder in "street" or nominee name returns a duly executed proxy but does not vote on such matter solely because such record holder does not have discretionary authority to vote on such matter and has not received voting instructions from the beneficial holder. Under the rules of The New York Stock Exchange, Inc. (the "NYSE"), however, such record holders have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions. Accordingly, no broker non-votes occur when voting on routine matters.

    Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted "FOR" the election of each nominee for director, "FOR" the ratification of the selection of Ernst & Young LLP to serve as independent public accountants of the Company, and "FOR" the amendment to the 1997 Incentive Plan. If any other matters properly come before the Annual Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in such person's discretion. To be voted, proxies must be filed with the Secretary of the Company prior to voting.

    Under the Maryland General Corporation Law, holders of shares of the Common Stock will not be entitled to appraisal rights with respect to such shares in connection with any of the proposals.

REVOCATION OF PROXIES

    Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company, or by voting in person at the Annual Meeting.

                   PROPOSAL NUMBER ONE--ELECTION OF DIRECTORS

    Pursuant to the Company's Amended and Restated Bylaws (the "Bylaws"), all of the directors are elected at each annual meeting of stockholders. The Bylaws currently authorize a Board of Directors consisting of not less than the minimum number of members required by the Maryland General Corporation Law (which for the Company is three), nor more than fifteen members. The Bylaws also authorize the Board of Directors to establish, increase or decrease the number of directors, and the number has been so fixed at eight directors, with one current vacancy. Each director will hold office until the next annual meeting of stockholders and until such director's successor is duly elected and qualifies.

    Stockholders may withhold authority from the proxyholders to vote for the entire slate as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any one or more individual nominees. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in any such nominee receiving fewer votes. Each person nominated for election has agreed to serve if elected. If any nominee should become unavailable for election, an event the Company does not anticipate, such shares will be voted for the election of such substitute nominee as management may propose.

    The following eight persons have been selected by the Board of Directors as nominees for election to the Board of Directors: Messrs. Jerry M. Sudarsky, Joel
S. Marcus, Alan D. Gold, Joseph Elmaleh, Viren Mehta, David M. Petrone, Anthony
M. Solomon and Richard B. Jennings. All of the nominees are incumbent directors, with the exception of Mr. Jennings.

CERTAIN INFORMATION REGARDING NOMINEES

    RICHARD B. JENNINGS, 54, has served as President of Realty Capital International Inc. ("RCI"), a real estate investment banking firm, since 1991, and President of Jennings Securities Corporation ("JSC"), a National Association of Securities Dealers, Inc. ("NASD") member securities firm, since 1995. RCI and JSC specialize in real estate investment banking assignments for owners, including acting as advisor or agent on behalf of the sponsors on public and private offerings of real estate investment trusts ("REITs"), sales of real estate portfolios, debt and equity financings for REITs and other real estate owners, securitized debt financings, and mergers and acquisitions, particularly with respect to REITs. Since 1991, RCI and JSC have closed over $6 billion of such transactions nationwide as advisor, agent or investment banker.

    From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, Mr. Jennings served as Managing Director--Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw the REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. Mr. Jennings serves as an outside Director of MBO Properties, Inc. (formerly Mutual Benefit Overseas Limited). He is a licensed NASD Principal and a New York Real Estate Broker. Mr. Jennings has a Bachelor of Arts Degree in Economics, Phi Beta Kappa and Magna Cum Laude, from Yale University, and a Master of Business Administration Degree from Harvard Business School.

    See "Board of Directors, Executive Officers and Senior Management" for the experience and background of each of the other nominees.

VOTE REQUIRED

    The affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for the election of a director. For purposes of the election of directors, abstentions will have no effect on the outcome of the vote. The election of directors is a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE-NAMED NOMINEES.

          BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

    The following table sets forth certain information concerning the directors, executive officers and senior management of the Company as of the Record Date:

NAME                                                       AGE      POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Jerry M. Sudarsky....................................          79   Chairman of the Board

Joel S. Marcus.......................................          50   Chief Executive Officer and Director

Alan D. Gold.........................................          37   President and Director

Peter J. Nelson......................................          40   Chief Financial Officer, Treasurer and Secretary

James H. Richardson..................................          38   Executive Vice President

Gary A. Kreitzer.....................................          43   Senior Vice President and In-House Counsel

Steven A. Stone......................................          36   Corporate Vice President

Vincent R. Ciruzzi...................................          35   Vice President

Joseph Elmaleh.......................................          59   Director

Viren Mehta..........................................          48   Director

David M. Petrone.....................................          53   Director

Anthony M. Solomon...................................          78   Director

    JERRY M. SUDARSKY has served as the Company's Chairman of the Board of Directors since its inception, as Chairman of the Board of Directors of ARE-QRS Corp. ("QRS"), a wholly owned subsidiary of the Company, since its inception in September 1996 and as Chairman of the Board of Directors of Health Science Properties Holding Corporation ("Holdings"), the sole stockholder of the Company prior to the Company's initial public offering, since its inception in 1993. Mr. Sudarsky also has served as Treasurer of Holdings since June 1997 and previously served as Chief Executive Officer of the Company, QRS and Holdings from inception of each until March 1997. Mr. Sudarsky served as Vice Chairman of Jacobs Engineering Group, Inc., an engineering and construction firm, from 1986 to 1994. Mr. Sudarsky has had extensive experience in the design, engineering, construction and operation of commercial properties. In 1967, Mr. Sudarsky founded and became Chairman of Israel Chemicals, where he served until 1972, and in 1946, he founded Bioferm Corp., a pioneer in the production of Vitamin B12 and the first commercial bio-insecticide products, where he served until 1965.

    JOEL S. MARCUS has served as Chief Executive Officer of the Company, QRS and Holdings since March 1997 and has served as a director of each since inception. Mr. Marcus also has served as Secretary of Holdings since June 1997 and as the sole director, Chief Executive Officer and President of ARE-GP Holdings QRS Corp. ("ARE-GP"), a wholly-owned subsidiary of the Company, since December 1997. Mr. Marcus previously served as Vice Chairman of the Board and Chief Operating Officer of the Company, QRS and Holdings from inception until his appointment as Chief Executive Officer of each in March 1997 and as Secretary of each from inception until Mr. Nelson's appointment as Secretary of each in April 1997. Mr. Marcus was a partner in the law firm of Brobeck, Phleger & Harrison, and a predecessor firm, from 1986 to 1994, specializing in corporate finance and acquisitions. From 1984 to 1994, he also served as General Counsel and Secretary of Kirin-Amgen, Inc., a joint venture that financed the development of two genetically engineered pharmaceuticals. Mr. Marcus has served on the Board of Directors of Ariad Pharmaceuticals, a publicly traded biotechnology company, since 1995. Mr. Marcus was formerly a practicing Certified Public Accountant specializing in the financing and taxation of real estate. Mr. Marcus has a broad-based network of working relationships in the real estate and life science industries. He received his undergraduate and Juris Doctor Degrees from the University of California at Los Angeles and is a member of the National Association of Real Estate Investment Trusts ("NAREIT").

    ALAN D. GOLD has served as President and as a director of the Company and Holdings since inception of each and as President of QRS since its inception. Mr. Gold also has served as Assistant Secretary of Holdings since June 1997. Mr. Gold previously served as Treasurer of the Company, QRS and Holdings from inception until Mr. Nelson's appointment as Treasurer of each in April 1997. Mr. Gold has served as managing partner of GoldStone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, since 1989. The partnership ceased active operations in January 1994. He also served as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as Real Estate Investment Officer--Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration with an emphasis in real estate finance from San Diego State University.

    PETER J. NELSON has served as the Chief Financial Officer, Treasurer and Secretary of the Company and QRS since April 1997 and as Chief Financial Officer, Vice President, Treasurer and Secretary of ARE-GP since December 1997. Mr. Nelson previously served as Chief Financial Officer, Treasurer and Secretary of Holdings from April 1997 until June 1997. Prior to joining the Company, from 1995 to 1997, Mr. Nelson served as Chief Financial Officer of Lennar Partners, Inc., a diversified real estate company, where he was responsible for the financial management of the firm's real estate portfolio. From 1990 to 1995, Mr. Nelson was Chief Financial Officer of Westrec Properties, Inc., a national owner and operator of boat marinas and resort properties. Mr. Nelson also served as Vice President, Corporate Financial Planning at Public Storage, Inc. from 1986 to 1990, and as an Audit Manager at Ernst & Young LLP from 1979 to 1986. Mr. Nelson is a Certified Public Accountant and a member of the American Institute of CPAs and the

California Society of CPAs, where he has served on the Real Estate Committee. Mr. Nelson received his Bachelor of Science Degree from California State University.

    JAMES H. RICHARDSON has served as Executive Vice President of the Company since January 1998 and as Executive Vice President of QRS since February 1998. Mr. Richardson previously served as Senior Vice President of the Company from August 1, 1997 to December 31, 1997. Prior to joining the Company, Mr. Richardson held management and brokerage positions at CB Commercial Real Estate Services Group, Inc. ("CB Commercial"), a full-service provider of commercial real estate services, for nearly 15 years. Most recently, from March 1996 until August 1997, Mr. Richardson served as Senior Vice President, Area Manager, for the San Francisco peninsula and San Jose offices of CB Commercial, and from December 1982 until March 1996, he was a top producing professional within the brokerage operations group. During his tenure at CB Commercial, Mr. Richardson was instrumental in the creation and development of the biosciences and corporate services practice groups. Mr. Richardson received his Bachelor of Science degree in Economics from Claremont McKenna College.

    GARY A. KREITZER has served as Senior Vice President and In-House Counsel of the Company and QRS since inception of each. Mr. Kreitzer previously served as Senior Vice President and In-House Counsel of Holdings from its inception until June 1997. From 1990 to 1994, Mr. Kreitzer was In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served as In-House Counsel, Secretary and Vice President for The Christiana Companies, Inc., a publicly traded investment and real estate development company from 1982 to 1989. Mr. Kreitzer received his Juris Doctor Degree, with honors, from the University of San Francisco and a Bachelor of Arts Degree in Economics from the University of California, San Diego. Mr. Kreitzer is a member of the California State Bar, the American Bar Association and the American Corporate Counsel Association.

    STEVEN A. STONE has served as Corporate Vice President of the Company and QRS since inception of each and previously served as Corporate Vice President of Holdings from its inception until June 1997. Since 1989, Mr. Stone has served as a partner in GoldStone Real Estate Finance and Investments, which ceased active operations in January 1994. Mr. Stone served as Asset Manager for Baldwin Industrial Properties, Ltd., a commercial real estate developer, from 1986 to 1989, Assistant to Vice President-- Business and Real Estate Development at Grant General Contractors from 1986 to 1989, and Appraiser for the Bank of America from 1983 to 1984. Mr. Stone holds a Bachelor of Science Degree in Business Administration from San Diego State University.

    VINCENT R. CIRUZZI has served as a Vice President of the Company and QRS since September 1996 and previously served as Vice President of Holdings from September 1996 to June 1997. In 1993, Mr. Ciruzzi founded a real estate consulting business, which provided consulting services to the Company from September 1995 until his appointment as Vice President of the Company. From 1986 to 1993, Mr. Ciruzzi served as Project Manager for Home Capital Development Group, a real estate development company, where he specialized in project management of master planned communities as well as real estate development. Mr. Ciruzzi received his Bachelor of Science Degree in Finance and Real Estate from the University of Southern California.

    JOSEPH ELMALEH has served as a director of the Company and Holdings since inception of each. Dr. Elmaleh is a chemical engineer and international financier, with businesses in the United States, Europe and the Middle East. He served as Chairman and Chief Executive Officer of Passport Ltd., an oil and gas and real estate company, from 1989 to 1995 and of J.O.E.L. Ltd., an oil and gas and real estate company, from 1981 to 1995. Dr. Elmaleh also served as Chairman, Chief Executive Officer and a director of Isramco, Inc., a publicly traded oil and gas exploration company, from 1981 to 1996. Dr. Elmaleh received his Bachelor of Science Degree in chemical engineering from the Technion-Israel Institute of Technology and his Doctorate in Operations Research from the Imperial College of Science and Technology, London.

    VIREN MEHTA has served as a director of the Company since January 1995. In January 1998, Mr. Mehta founded Mehta Partners LLC, a pharmaceutical and biotechnology industry advisory and investment firm. From 1989 to 1998, Mr. Mehta was a partner of Mehta and Isaly, also a pharmaceutical and biotechnology industry advisory and investment firm. Mr. Mehta served as a Vice President at S.G. Warburg & Co., Inc., a merchant banking firm, from 1987 to 1989. In 1986, he established the pharmaceutical investment research division in Wood MacKenzie & Company Inc., New York, of which he became a Vice President and served until 1987. Mr. Mehta also worked with the international division of Merck & Co., a pharmaceutical manufacturer, from 1983 to 1986. Mr. Mehta received his Doctor of Pharmacy Degree from the University of Southern California and his Master of Business Administration from the University of California at Los Angeles.

    DAVID M. PETRONE has served as a director of the Company since its inception. Mr. Petrone has been Chairman of the Board of Housing Capital Corporation, a real estate finance company, since 1994. From 1986 until 1992, Mr. Petrone was Vice Chairman of the Board of Wells Fargo and Company. Mr. Petrone also served as Chief Executive Officer and President of Wells Fargo Realty Advisors from 1978 to 1981 and of Wells Fargo Mortgage and Equity Trust, a publicly held REIT, from 1981 to 1988. Mr. Petrone has served as a director of Jacobs Engineering Group, Inc. since 1986 and of Spieker Properties, a publicly held REIT, since 1993. He received his Bachelor of Science and Master of Business Administration Degrees from the University of Oregon.

    ANTHONY M. SOLOMON has served as a director of the Company since October 1994. Mr. Solomon is an economist and banker and has served as Chairman of The Blackstone Alternate Asset Management Advisory Board since 1994. Mr. Solomon also has served as Chairman of The Europe Fund, a closed end fund investing in Europe, since 1990 and of The United Kingdom Fund, a closed end fund investing in the United Kingdom, since 1987. Mr. Solomon has served as an economic advisor to the Banca Comerciale Italiana since 1985. Mr. Solomon was a director of S.G. Warburg p.l.c. London from 1985 until 1991 and Chairman of S.G. Warburg USA from 1985 until 1989. Mr. Solomon also served as President and Chief Executive Officer of the Federal Reserve Bank of New York from 1980 to 1985 and was Under Secretary of the Treasury from 1977 to 1980. Mr. Solomon received his Bachelor of Arts Degree in Economics from the University of Chicago and his Masters Degree in Economics and Public Administration from Harvard University.

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held four regular meetings and nine special meetings during the fiscal year ended December 31, 1997 (the "1997 Fiscal Year") and took certain actions by unanimous written consent. During the 1997 Fiscal Year, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Board committees of which he was a member. The Company has standing Audit and Compensation Committees. The Company does not have a standing Nominating Committee.

    AUDIT COMMITTEE. Messrs. Elmaleh, Mehta and Solomon (all non-employee directors) currently serve on the Audit Committee of the Board of Directors. The Audit Committee held two meetings during the 1997 Fiscal Year. Among other things, the Audit Committee recommends the firm to be appointed as independent public accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent public accountants, reviews with management and the independent public accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent public accountants.

    COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Elmaleh, Mehta and Petrone (all non-employee directors), held three meetings during the 1997 Fiscal Year and took certain actions by unanimous written consent. The Compensation Committee has authority to, among other things, renew and approve salary arrangements, including annual incentive awards, for directors, officers and other employees of the Company, adopt and amend employment agreements for officers and other employees of the Company, and administer the Company's option and other incentive plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1997, Messrs. Sudarsky, Elmaleh, Mehta and Petrone served on the Compensation Committee, as did Mr. Thomas Nolan, who resigned from the Board of Directors and all committees thereof in March 1997. Mr. Sudarsky also served as Chief Executive Officer of the Company from January 1, 1997 to March 14, 1997. For the full 1997 calendar year, Mr. Sudarsky also served as an officer and director of QRS and as an officer, director and member of the Compensation Committee of Holdings.

    In addition, during the full 1997 calendar year, Messrs. Sudarsky, Marcus, Gold, Elmaleh, Mehta, Petrone and Solomon served as members of the Board of Directors of the Company and Holdings, with the exception of Messrs. Mehta, Petrone and Solomon, each of whom resigned from the Board of Directors of Holdings in June 1997. Messrs. Kreitzer and Stone, executive officers of the Company, serve on the Board of Directors of Bernardo Capital, Inc. Mr. Gold, a director and executive officer of Bernardo Capital, Inc., serves as a director and executive officer of the Company and Holdings, and as an executive officer of QRS. Bernardo Capital, Inc. has no compensation committee and has had no active operations since January 1994.

COMPENSATION OF THE BOARD OF DIRECTORS

    The Company currently pays each of its non-employee directors annual compensation of $12,000 for their services to the Company. In addition, each non-employee director receives fees of $1,000 for each meeting of the Board of Directors attended in person and $500 for attendance at each telephonic meeting of the Board of Directors, and is reimbursed for reasonable expenses incurred to attend director and committee meetings. Non-employee directors also are eligible to receive options to purchase Common Stock under the 1997 Incentive Plan as compensation for their services as directors. Officers of the Company who are also directors are not paid any fees for their services as directors. Prior to the Company's initial public offering of Common Stock on June 2, 1997 (the "IPO"), non-employee directors received no annual compensation for their services, but were eligible to receive stock options under the Company's Amended & Restated 1996 Stock Option Plan (the "1996 Plan") and were reimbursed for reasonable expenses incurred to attend director and committee meetings. In connection with the IPO, each of Messrs. Elmaleh, Mehta, Petrone and Solomon was granted 3,703 shares of Common Stock and options to purchase 1,190 shares of Common Stock under the 1996 Plan and 5,000 shares of Common Stock under the 1997 Incentive Plan. Mr. Sudarsky, who became a non-employee director commensurate with the IPO, was granted 5,555 shares of Common Stock and options to purchase 4,164 shares of Common Stock under the 1996 Plan and 10,000 shares of Common Stock under the 1997 Incentive Plan.

EXECUTIVE COMPENSATION

    The following table sets forth, in summary form, the compensation paid by the Company to each individual who served as its Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered to the Company in all capacities for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                      ANNUAL COMPENSATION               -------------
                                         ---------------------------------------------   SECURITIES
NAME AND PRINCIPAL                                                    OTHER ANNUAL       UNDERLYING         ALL OTHER
POSITIONS(1)                    YEAR      SALARY($)    BONUS($)    COMPENSATION(2) ($)   OPTIONS(#)    COMPENSATION(3)($)
----------------------------  ---------  -----------  -----------  -------------------  -------------  -------------------
Jerry M. Sudarsky ..........       1997     118,724(4)     --             111,100            14,164            78,101(5)
  Chairman of the Board

Joel S. Marcus .............       1997     235,000      352,500(6)      1,088,659          169,140             6,750
  Chief Executive Officer
  and Director

Alan D. Gold ...............       1997     190,912      190,000(7)        668,407          107,619            10,800
  President and Director

James H. Richardson ........       1997      71,346       25,000(8)         --               80,000            --
  Executive Vice President

Peter J. Nelson ............       1997     121,846       --               61,940            60,000            --
  Chief Financial Officer,
  Treasurer and Secretary

Gary A. Kreitzer ...........       1997     140,000       --              279,616            63,822             6,010
  Senior Vice President and
  In-House Counsel

------------------------------

(1) Mr. Sudarsky served as Chief Executive Officer of the Company from its inception until his resignation from such position on March 14, 1997, at which time Mr. Marcus was elected Chief Executive Officer. Prior to March 14, 1997, Mr. Marcus served as Vice Chairman of the Board and Chief Operating Officer of the Company. In addition, Mr. Marcus served as Secretary of the Company and Mr. Gold served as Treasurer until April 1997, at which time Mr. Nelson was elected to such positions. Mr. Richardson served as Senior Vice President of the Company during 1997. Effective January 1, 1998, Mr. Richardson was named Executive Vice President of the Company.

(2) Other Annual Compensation includes grants of Common Stock, valued at $20 per share, effective June 2, 1997 in connection with the IPO. Mr. Sudarsky was granted 5,555 shares; Mr. Marcus, 54,160 shares; Mr. Gold, 33,329 shares; Mr. Nelson, 3,097 shares; and Mr. Kreitzer, 13,887 shares.

(3) All Other Compensation includes the following contributions made by the Company to employee accounts under the Company's 401(k) plan: on behalf of Mr. Sudarsky, $3,101; Mr. Marcus, $4,750; Mr. Gold, $4,750; and Mr. Kreitzer, $4,750. In addition, All Other Compensation also includes the following term life insurance premiums paid by the Company: Mr. Marcus, $2,000; Mr. Gold, $6,050; and Mr. Kreitzer, $1,260.

(4) Mr. Sudarsky was paid an annual salary of $240,000 until his retirement from the Company on June 2, 1997.

(5) Includes $75,000 paid pursuant to Mr. Sudarsky's post-retirement benefit in accordance with his employment agreement with the Company.

(6) Paid in consideration for past services and for amending Mr. Marcus' employment agreement with the Company.

(7) Paid in consideration for past services and for amending Mr. Gold's employment agreement with the Company.

(8) Paid upon commencement of his employment in accordance with his employment agreement with the Company.

    The following tables set forth certain information regarding stock options granted to and exercised by the Named Executive Officers during 1997 and the stock options held by them as of December 31, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                  ---------------------------------------------------------     VALUE AT ASSUMED
                                   NUMBER OF                                                 ANNUAL RATES OF STOCK
                                   SECURITIES      % OF TOTAL                                PRICE APPRECIATION FOR
                                   UNDERLYING    OPTIONS GRANTED    EXERCISE                      OPTION TERM
                                    OPTIONS      TO EMPLOYEES IN      PRICE     EXPIRATION   ----------------------
NAME                              GRANTED (#)    FISCAL YEAR(%)      ($/SH)        DATE        5%($)       10%($)
--------------------------------  ------------  -----------------  -----------  -----------  ----------  ----------
Jerry M. Sudarsky...............     10,000(1)            1.3        20.00(3)     05/20/07      125,800     318,700
                                      4,164(2)             .5          .54(4)     06/02/97            0           0

Joel S. Marcus..................    140,000(1)           18.4        20.00(3)     05/20/07    1,761,200   4,461,800
                                     29,140(2)            3.8          .54(4)     06/02/97            0           0

Alan D. Gold....................    100,000(1)           13.2        20.00(3)     05/20/07    1,258,000   3,187,000
                                      7,619(2)            1.0          .54(4)     06/02/97            0           0

James H. Richardson.............     80,000(1)           10.5        24.81(3)     08/01/07    1,248,000   3,163,200

Peter J. Nelson.................     60,000(1)            7.9        20.00(3)     05/20/07      754,800   1,912,200

Gary A. Kreitzer................     60,000(1)            7.9        20.00(3)     05/20/07      754,800   1,912,200
                                      3,822(2)             .5          .54(4)     06/02/97            0           0

------------------------------

(1) During 1997, each of the Named Executive Officers received options constituting Incentive Stock Options to the extent permitted under applicable law to purchase shares of Common Stock under the 1997 Incentive Plan. With the exception of Mr. Sudarsky, whose options vested immediately upon grant, the options are subject to a three-year vesting period such that one-third of such options vest on each of the first three anniversaries after the respective date of grant. In addition, the vesting and exercisability of the options will be accelerated in the event of a Change in Control (as defined in the 1997 Incentive Plan). The options were granted for terms of 10 years. In connection with the IPO, the Named Executive Officers agreed not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock) prior to May 27, 1999 without the prior written consent of the managing underwriter of the IPO.

(2) Certain Named Executive Officers who were also executive officers of Holdings held options ("Holdings Options") granted under Holdings 1994 stock option plans (the "1994 Plans"). Under the 1994 Plans, holders of options were eligible to receive substitute stock options under the Company's 1996 Plan under certain circumstances, including an initial public offering of the Common Stock of the Company. Such grant of substitute stock options was subject to the prior cancellation and surrender of the corresponding Holdings Options. Grants were conditioned on the Named Executive Officers exercising the substitute stock options on or prior to consummation of the IPO.

(3) The exercise price is equal to the Fair Market Value (as defined in the 1997 Incentive Plan) of the Common Stock on the date of grant.

(4) Each substitute stock option entitled the holder of such option to purchase that number of shares of the Company's Common Stock equal to the product of
    (i)(a) the fair market value of a share of Holdings common stock divided by
    (b) the fair market value of a share of the Company's Common Stock (the "Conversion Ratio") and (ii) the number of shares of Holdings common stock subject to such option. The exercise price of the substitute stock option equaled the per share exercise price of the Holdings Option divided by the Conversion Ratio.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                              NUMBER OF            VALUE OF
                                                                             SECURITIES           UNEXERCISED
                                                                             UNDERLYING          IN-THE-MONEY
                                                                         UNEXERCISED OPTIONS   OPTIONS AT FISCAL
                                                                         AT FISCAL YEAR-END      YEAR-END ($)
                                   SHARES ACQUIRED    VALUE REALIZED      (#) EXERCISABLE/       EXERCISABLE/
NAME                               ON EXERCISE (#)        ($)(1)            UNEXERCISABLE      UNEXERCISABLE(2)
---------------------------------  ---------------  -------------------  -------------------  -------------------
Jerry M. Sudarsky................         4,164             85,195              10,000/0             115,600/0

Joel S. Marcus...................        29,140            596,204             0/140,000           0/1,618,400

Alan D. Gold.....................         7,619            155,884             0/100,000           0/1,156,000

James H. Richardson..............        --                 --                  0/80,000             0/540,000

Peter J. Nelson..................        --                 --                  0/60,000             0/693,600

Gary A. Kreitzer.................         3,822             78,198              0/60,000             0/693,600

------------------------------

(1) Represents the product of (A) the difference between (i) the closing price of the Common Stock on the NYSE on the exercise date and (ii) the option exercise price and (B) the number of securities underlying such options.

(2) The value of unexercised in-the-money options is calculated by multiplying
    (A) the number of securities underlying such options by (B) the difference between (i) the closing price of the Common Stock on the NYSE at December 31, 1997 and (ii) the option exercise price.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of Messrs. Sudarsky, Marcus, Gold, Nelson, Richardson and Kreitzer. Mr. Sudarsky's employment agreement sets forth the terms of his retirement arrangements with the Company, which became effective upon consummation of the IPO. The employment agreement provides that Mr. Sudarsky will serve as non-executive Chairman of the Board with no annual salary (other than the payment of directors' fees) for a term that ends upon the next annual election of officers following the IPO. The agreement also provides a retirement benefit of $150,000 per year for the first three years following consummation of the IPO, at which time the benefit will be reduced to $90,000 per year, plus an annual cost of living increase of 2% per year for the remainder of Mr. Sudarsky's life and Mr. Sudarsky's current spouse's life.

    Effective March 28, 1997, each of Messrs. Marcus and Gold entered into an amended and restated employment agreement with the Company. Mr. Marcus' employment agreement provides that he will serve as the Company's Chief Executive Officer through December 31, 2000, with a base salary of $235,000 per year, or such higher amount as may from time to time be determined by the Company. Mr. Marcus' employment agreement also provides for automatic one-year extensions until either Mr. Marcus or the Company notifies the other that such party does not wish to extend the agreement.

    The employment agreements with each of Messrs. Gold, Richardson and Kreitzer provide for a term ending on December 31, 1998, and, with Mr. Nelson, on April 1, 1998, in each case with provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. In connection with the expiration of Mr. Gold's employment agreement, the Company and Mr. Gold are currently negotiating with respect to the terms of Mr. Gold's continuing affiliation with the Company. Among other things, the Company and Mr. Gold have been negotiating with respect to the possibility that Mr. Gold may leave full-time employment with the Company and subsequently enter into a consulting arrangement with the Company. As these negotiations are ongoing, there can be no assurance that the Company and Mr. Gold will enter into any such arrangement or any other arrangement pursuant to which Mr. Gold would continue to provide services to the Company. In the event that Mr. Gold ceases to be a full-time employee of the Company, the Company expects that other current executives of the Company will assume Mr. Gold's responsibilities.

    Pursuant to their respective employment agreements, Messrs. Gold, Richardson, Nelson and Kreitzer are paid base salaries of $190,000, $175,000, $165,000 and $140,000 per year, respectively, or such higher amount as may from time to time be determined by the Company. In addition, such agreements provide for discretionary annual bonuses. Mr. Richardson's employment agreement also provides for a minimum performance bonus for the period ending on December 31, 1997.

    The employment agreements with each of Messrs. Marcus, Gold, Nelson, Richardson and Kreitzer also provide for standard employee benefits, including, without limitation, participation in the Company's pension, welfare and stock incentive plans, to the extent the Company maintains any such plans. In addition, the employment agreements with each of Messrs. Marcus, Gold, Richardson and Kreitzer provide that the Company will maintain term life insurance on the life of each executive in the aggregate amount of $1 million.

    Each of the employment agreements with Messrs. Marcus, Gold, Richardson and Kreitzer provides that if the Company terminates the executive's employment without "cause" or if the executive terminates his employment for "good reason" (each as defined in the employment agreements), then such executive shall be entitled to receive a severance payment ("Severance Payment"), payable in monthly installments (except that portion of the Severance Payment that represents the executive's bonus will be payable on the dates such amounts would have been paid had such executive continued in the Company's employment), equal to the sum of his base salary plus bonus otherwise payable during the remainder of the term of his agreement (the "Severance Period"); PROVIDED, HOWEVER, that if any of Messrs. Marcus, Gold, Richardson or Kreitzer terminates his employment for "good reason" following a "change in control" (as defined in the respective agreement), then such executive shall be entitled to receive a lump sum Severance Payment equal to three times the sum of his base salary plus bonus otherwise payable during the remaining term of the agreement. Upon termination by reason of death or disability, Mr. Marcus will receive a Severance Payment equal to the sum of his base salary and bonus otherwise payable during the remaining term of his agreement. In the event that any such executive is entitled to any Severance Payment, he will also be entitled to full and immediate vesting of all awards granted under any of the Company's stock option or incentive compensation plans and continued participation throughout the Severance Period in all employee welfare and pension benefits plans. In addition, in the event that amounts payable to any such executive are subject to the excise tax imposed under Section 4999 of the Code, the Company will provide such executive with a tax "gross up" payment in an amount sufficient to offset the effects of such excise tax. Mr. Nelson's agreement provides that if he is terminated for any reason other than "cause" (as defined in the agreement), he will receive a Severance Payment, payable in monthly installments, equal to seven and one-half months of his base salary.

    The employment agreements with each of Messrs. Sudarsky, Marcus, Gold, Nelson, Richardson and Kreitzer also provide that during the term of employment, and the period, if any, during which such executive is entitled to receive Severance Payments, such executive will not engage in any activity competitive with the business of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The following is the report of the Compensation Committee to the Board of Directors describing compensation policies and rationales applicable to the Company's executive officers with respect to compensation paid to such executive officers for the 1997 fiscal year.

COMPENSATION PHILOSOPHY:

    The Company's compensation program is designed to offer executive officers competitive compensation based both on the Company's performance and on the individual's contribution, performance and leadership. The Company's compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

    The three main components in the Company's executive compensation program are:

    - Base Salary

    - Incentive Bonus

    - Stock Incentives

    Base Salary. The salaries of Messrs. Marcus, Gold, Richardson, Nelson and Kreitzer are fixed pursuant to the terms of their respective employment agreements with the Company, and Mr. Sudarsky's retirement benefits are fixed pursuant to the terms of his employment agreement with the Company. The salaries of the other executive officers are determined annually by the Compensation Committee with reference to surveys of salaries paid to executives with similar responsibilities at comparable companies. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. In general, the Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

    Incentive Bonus. Annual incentive bonuses for executive officers, if any, are intended to reflect the Compensation Committee's belief that a portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

    Stock Incentives. From time to time, the Company uses stock options as long-term incentives to reward and retain executive officers. The Compensation Committee, which has responsibility for making option grants under the 1997 Incentive Plan, believes that stock option grants provide an incentive that focuses the executives' attention on the Company from the perspective of an owner with an equity stake in the business. Because options are typically granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, the Company's stock will provide value to the recipient only when the price of the Company's stock increases above the exercise price, that is, only to the extent that stockholders as a whole have benefitted. Generally, stock options granted to executive officers vest ratably over a three-year period and optionees must be employed by the Company at the time of vesting in order to exercise the options.

EMPLOYMENT CONTRACTS

    The Company offers employment contracts to key executives only when it is in the best interest of the Company and its stockholders to attract and retain such key executives and to ensure continuity and stability of management. In connection with the IPO, the employment agreements with Messrs. Marcus and Gold were amended to eliminate the stated minimums with respect to such officers' annual bonus. In consideration of such amendments and for past services, the Company paid bonuses to Messrs. Marcus and Gold in the amount of $352,500 and $190,000, respectively, in 1997.

COMPENSATION OF CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVES

    The Compensation Committee increased Mr. Marcus' salary in 1997 by 9.9%. The increase reflected the Compensation Committee's assessment of his performance in light of the Company's performance in the prior fiscal year and Mr. Marcus' service to the Company. Salary increases for other senior executives effected during 1997 ranged from 6.6% to 10.5% and were based on similar considerations, including individual performance, position, tenure, experience, leadership and competitive data in compensation surveys of comparable companies.

    In May 1997, the Compensation Committee reviewed and approved stock option awards under the 1997 Incentive Plan. The Committee granted Mr. Marcus an option to purchase 140,000 shares of Common Stock. Senior executives in the Company also participate in the 1997 Incentive Plan, and the Compensation Committee granted such executives options to purchase shares of Common Stock during 1997. In determining the number of shares to award to Mr. Marcus and the other executives, the Compensation Committee considered several factors, including primarily Mr. Marcus' and such other executives' actual and potential contributions to the Company's long term success, and the size of awards provided to other executives holding similar positions in comparable companies.

    Pursuant to their employment agreements with the Company, Mr. Marcus and the other Named Executive Officers (other than Mr. Sudarksy) may receive a discretionary annual bonus as determined by the Compensation Committee. In determining the amounts of such bonuses, the Compensation Committee considers the individual performance of each executive and the performance of the Company. As of the Record Date, the Committee had not yet determined discretionary bonus amounts, if any, based upon fiscal 1997 performance.

    Effective March 28, 1997, the Company entered into amended and restated employment agreements with each of Messrs. Marcus and Gold. Such officers' original employment agreements were amended to eliminate the stated minimum with respect to their respective annual bonus. Specifically, each of Messrs. Marcus' and Gold's original employment agreement provided for a minimum bonus based upon the annual percentage increase in funds from operations, as computed by the Company's auditors. The Compensation Committee determined that Messrs. Marcus' and Gold's bonuses should reflect the bonus structure available to senior executives of other comparable companies. Accordingly, each of Messrs. Marcus' and Gold's employment agreement was amended to provide that the officer is entitled to a discretionary annual bonus as determined by the Compensation Committee. The Compensation Committee approved the payment of $352,500 and $190,000 to Messrs. Marcus and Gold, respectively, in consideration for each officer's past services to the Company and for amending his employment agreement. These amounts principally represented payments for amounts of bonus compensation to which Messrs. Marcus and Gold would have been entitled to receive had their original employment agreements not been amended.

SECTION 162(m) POLICY:

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. Awards granted under the 1997 Incentive Plan constitute qualified performance-based compensation, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible on account of Section 162(m).

    THE COMPENSATION COMMITTEE REPORT WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE SAME BY REFERENCE.

                                                 Respectfully submitted,

                                                  COMPENSATION COMMITTEE

                                                      Joseph Elmaleh

                                                       Viren Mehta

                                                     David M. Petrone

                               PERFORMANCE GRAPH:

    The following graph compares the cumulative total stockholder return on the Common Stock from May 28, 1997, the first day the Common Stock traded on the NYSE, through December 31, 1997 to the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Equity REIT Total Return Index prepared by NAREIT ("NAREIT Index"). The graph assumes an investment of $100 in the Common Stock and each of the indices on May 28, 1997, and that all dividends were reinvested. The NAREIT Index for May was prorated to adjust for the partial month. The return shown on the graph is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     ALEXANDRIA REAL ESTATE EQUITIES,
                                   INC.                  S&P 500 INDEX    NAREIT INDEX
May 28, 1997                                    $100.0           $100.0           $100.0
December 31, 1997                               $158.7           $115.7           $119.6

                                                                                             PERIOD ENDING
                                                                                  ------------------------------------
INDEX                                                                              MAY 28, 1997     DECEMBER 31, 1997
--------------------------------------------------------------------------------  ---------------  -------------------
Alexandria Real Estate Equities, Inc............................................           100              158.7

S&P 500 Index...................................................................           100              115.7

NAREIT Index....................................................................           100              119.6

    THE STOCK PRICE PERFORMANCE GRAPH WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE SAME BY REFERENCE.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each of the Company's directors, (ii) each of the Company's executive officers named in the Summary Compensation Table under "Executive Compensation," (iii) all directors and officers as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company's directors, executive officers and principal stockholders. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                                                 NUMBER OF SHARES
                                                                                                BENEFICIALLY OWNED
                                                                                              -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                         NUMBER      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
Jerry M. Sudarsky(2)........................................................................      19,719       *
Joel S. Marcus(3)...........................................................................     130,367         1.1
Alan D. Gold(4).............................................................................      74,281       *
James H. Richardson(5)......................................................................           0      --
Peter J. Nelson(6)..........................................................................      23,097       *
Gary A. Kreitzer(7).........................................................................      37,709       *
Joseph Elmaleh(8)...........................................................................       9,893       *
Viren Mehta(9)..............................................................................       9,893       *
David M. Petrone(10)........................................................................      12,959       *
Anthony M. Solomon(11)......................................................................      10,893       *
Executive officers and directors as a group (10 persons)(12)................................     328,811         2.8
Health Science Properties Holding Corporation ("Holdings")(13)..............................   1,765,923        15.5
AEW Partners II, L.P.(14)...................................................................   1,659,239        14.5
FMR Corp.(15)...............................................................................   1,482,600        13.0
Southeastern Asset Management, Inc.(16).....................................................     892,400         7.8

------------------------------

*   less than 1%.

(1) Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 135 N. Los Robles Avenue, Suite 250, Pasadena, CA 91101.

(2) Includes 9,719 shares held by the Jerry M. and Mildred Sudarsky 1979 Revocable Trust, of which Mr. Sudarsky is the trustee, and 10,000 shares subject to currently exercisable stock options. Excludes 1,765,923 shares owned by Holdings, which may be deemed to be beneficially owned by Mr. Sudarsky. Mr. Sudarsky disclaims beneficial ownership of the shares of Common Stock owned by Holdings.

(3) Includes 83,700 shares held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee, and 46,667 shares subject to options that will become exercisable within 60 days of March 31, 1998. Excludes 1,765,923 shares owned by Holdings, which may be deemed to be beneficially owned by Mr. Marcus, and 93,333 shares subject to stock options that are not currently exercisable and will not become exercisable within 60 days of March 31, 1998. Mr. Marcus disclaims beneficial ownership of the shares of Common Stock owned by Holdings.

(4) Includes 33,333 shares subject to options that will become exercisable within 60 days of March 31, 1998. Excludes 1,765,923 shares owned by Holdings, which may be deemed to be beneficially owned by Mr. Gold, and 66,667 shares subject to stock options that are not currently exercisable and will not become exercisable within 60 days of March 31, 1998. Mr. Gold disclaims beneficial ownership of the shares of Common Stock owned by Holdings.

(5) Excludes 80,000 shares subject to stock options that are not currently exercisable and will not become exercisable within 60 days of March 31, 1998.

(6) Includes 20,000 shares subject to options that will become exercisable within 60 days of March 31, 1998. Excludes 40,000 shares subject to stock options that are not currently exercisable and will not become exercisable within 60 days of March 31, 1998.

(7) Includes 20,000 shares subject to options that will be come exercisable within 60 days of March 31, 1998. Excludes 40,000 shares subject to stock options that are not currently exercisable and will not become exercisable within 60 days of March 31, 1998.

(8) Includes 5,000 shares subject to currently exercisable stock options. Excludes 1,765,923 shares owned by Holdings, which may be deemed to be beneficially owned by Mr. Elmaleh. Mr. Elmaleh disclaims beneficial ownership of the shares of Common Stock owned by Holdings.

(9) Includes 5,000 shares subject to currently exercisable stock options.

(10) Includes 33 shares held by Nancy Petrone (Mr. Petrone's spouse), which may be deemed to be beneficially owned by Mr. Petrone, and 5,000 shares subject to currently exercisable stock options.

(11) Includes 5,000 shares subject to currently exercisable stock options.

(12) See notes (2) through (8) above.

(13) Each of Messrs. Sudarsky, Marcus, Gold and Elmaleh is a member of the board of directors and is a stockholder of Holdings. As a result, each such individual may be deemed to be the beneficial owner of the shares of Common Stock owned by Holdings.

(14) Share amount as reported on Schedule 13D filed with the Securities and Exchange Commission on June 9, 1997. Address: 225 Franklin Street, Boston, Massachusetts, 02110. According to such Schedule 13D, AEW Partners II, L.P. has sole voting and dispositive power with respect to 1,257,039 shares and shared voting and dispositive power with respect to 402,200 shares.

(15) Share amount as reported on Schedule 13G filed with the Securities and Exchange Commission on January 12, 1998. Address: 82 Devonshire Street, Boston, Massachusetts, 02109. According to such Schedule 13G, FMR Corp. has sole voting power with respect to 193,100 shares, and sole dispositive power with respect to all 1,482,600 shares.

(16) Share amount as reported on Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998. Address: 6410 Poplar Avenue, Suite 900, Memphis, Tennessee, 38119. According to such Schedule 13G, Southeastern Asset Management, Inc. has shared voting and dispositive power with respect to all 892,400 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file reports of beneficial ownership of the Company's Common Stock and changes in such ownership with the Securities and Exchange Commission, the NYSE and the Company. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis. Based solely on its review of the copies of these reports received or written representations from these reporting persons that no Forms 5 or other reports were required for such persons, the Company believes that, during the 1997 Fiscal Year, all of such filing requirements under Section 16(a) were timely met, except that the filing by Mr. Richardson of one report on Form 3 relating to a single transaction was late.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Holdings, a stockholder of the Company, received $2.5 million from the proceeds of the IPO as repayment of an advance made to the Company for general working capital purposes. Holdings used such proceeds to repay loans from certain stockholders of Holdings. In addition, in connection with the IPO, the Company granted to Holdings customary transferable registration rights with respect to the shares of Common Stock held by it. Holdings also has entered into a Reimbursement Agreement with the Company pursuant to which Holdings has agreed to reimburse the Company for certain costs and expenses incurred by it on behalf of Holdings. During 1997, Holdings paid the Company $18,000 pursuant to such agreement.

    In connection with the IPO, Bernardo Capital, Inc. (a corporation of which Messrs. Gold, Kreitzer and Stone are stockholders) received from Holdings approximately $517,000 as reimbursement for certain expenses, including accrued salaries and benefits paid to each of Messrs. Gold, Kreitzer and Stone, incurred in connection with the formation of Holdings in 1993. These funds were paid by Holdings.

    In connection with the IPO, AEW Partners II, L.P. (together with certain of its affiliates, "AEW") received 1,659,239 shares of Common Stock upon conversion of the outstanding shares of Series V Preferred Stock, all of which were held by AEW. In addition, in connection with the issuance of the Series V Preferred Stock, the Company granted to AEW certain registration rights with respect to the shares of Common Stock received by it in exchange for its shares of Series V Preferred Stock.

    In March 1998, the Company purchased certain real property in Columbia, Maryland from an affiliate of AEW for a purchase price of $6,375,000. The terms of such acquisition were determined through arm's-length negotiations.

    The Company paid Realty Capital International Inc. ("RCI") approximately $137,500 in 1996 in connection with advisory services provided to the Company in connection with the issuance of the Series V Preferred Stock and approximately $776,250 in 1997 in connection with the provision of such services in connection with the IPO. Mr. Jennings, a nominee to the Board of Directors, serves as President of RCI. RCI is not currently providing advisory services to the Company.

                      PROPOSAL NUMBER TWO--RATIFICATION OF
                      SELECTION OF INDEPENDENT ACCOUNTANTS

    The Audit Committee has selected, and the Board of Directors has approved, Ernst & Young LLP as the Company's independent auditors for the Company's fiscal year ended December 31, 1998 (the "1998 Fiscal Year"). The Board of Directors also has directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's consolidated financial statements since 1994. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different auditing firm at any time during the 1998 Fiscal Year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

VOTE REQUIRED

    The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the Company's independent accountants for the 1998 Fiscal Year. Abstentions as to this proposal will have no effect on the outcome of the vote. The ratification of the Company's independent accountants is a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER TWO.

              PROPOSAL NUMBER THREE--APPROVAL OF THE AMENDMENT TO
                            THE 1997 INCENTIVE PLAN

    The Board of Directors is proposing an amendment to the 1997 Incentive Plan to increase the number of shares of Common Stock available for issuance thereunder from 900,000 shares to that number of shares equal to 10% of the number of shares of Common Stock outstanding at any time, PROVIDED that in no event shall the number of shares available for issuance under the plan exceed 3,000,000 shares of Common Stock. The 1997 Incentive Plan was adopted by the Board of Directors and approved by the Company's sole stockholder prior to the Company's initial public offering in June 1997.

    The Board of Directors believes that the availability of award grants under the 1997 Incentive Plan enhances the Company's ability to attract, motivate and retain the caliber of directors, officers and other employees necessary for the Company's future growth and success. As a result of prior grants of stock options under the 1997 Incentive Plan to directors, officers and other employees of the Company, the number of shares of Common Stock available for future grants has been reduced to 181,000 shares as of the Record Date. The Board of Directors has determined that this number is insufficient to maintain the 1997 Incentive Plan as an incentive device. The Board of Directors also believes that increasing the number of shares of Common Stock available will help the Company achieve its goals by keeping its incentive compensation program competitive with those of comparable companies.

    The following paragraphs summarize the more significant features of the 1997 Incentive Plan. The summary is subject, in all respects, to the terms of the 1997 Incentive Plan, the full text of which, as proposed to be amended, is set forth in Exhibit A attached hereto. In Exhibit A, the materials that would be deleted from the plan pursuant to the proposed amendment are stricken through, and the material that would be added by such amendment are double underlined. If the amendment is not approved by the stockholders, the 1997 Incentive Plan will continue in effect under the present terms.

SUMMARY OF THE 1997 INCENTIVE PLAN

    The 1997 Incentive Plan is administered by the Compensation Committee of the Board of Directors and provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Code, non-qualified stock options, stock appreciation rights and restricted stock to employees, officers, directors and independent contractors (including non-employee directors) of the Company currently with respect to 900,000 shares of Common Stock (and, if the amendment is approved, that number of shares of Common Stock equal to 10% of the number of shares of Common Stock outstanding at any time, PROVIDED THAT in no event shall the number of shares available for issuance under the plan exceed 3,000,000 shares of Common Stock); PROVIDED, that incentive stock options may be granted only to employees of the Company. As of the Record Date the Company had 19 full-time employees and four non-employee directors.

    The 1997 Incentive Plan permits the Compensation Committee to select eligible employees, officers, directors and independent contractors (including non-employee directors) of the Company to receive awards, to determine the type and number of awards to be granted and to determine the terms, conditions, restrictions and performance criteria relating to any award. As of the Record Date, the Company had granted options to officers, non-employee directors and certain employees of the Company under the 1997 Incentive Plan with respect to an aggregate of 719,000 shares of Common Stock. Such options that have been granted to non-employee directors are exercisable immediately, and those that have been granted to all others are exercisable ratably over a three-year period beginning one year after the grant date. None of the options so granted is exercisable more than ten years after the grant date.

    The purchase price for shares issued to an optionee upon exercise of an option is the price determined by the Compensation Committee at the time of grant; PROVIDED, that with respect to incentive stock options, such price may not be less than the Fair Market Value (as defined in the 1997 Incentive Plan) of the Common Stock on the grant date. The exercise price may be paid in cash or, subject to approval by the Compensation Committee, by an exchange of Common Stock previously owned by the optionee, or a combination of both. The Compensation Committee also has the authority to make loans to grantees under the 1997 Incentive Plan to enable such grantees to purchase shares of Common Stock in connection with the realization of awards made thereunder.

    Unless otherwise provided in the agreement evidencing an award under the 1997 Incentive Plan, an option granted thereunder may not be exercised unless the grantee is employed by or maintains an independent contractor relationship with the Company (including serving on the Board of Directors). In the event of a Change of Control (as defined in the 1997 Incentive Plan), all awards under the plan will become fully vested and exercisable, and any loans made thereunder will be forgiven.

    The 1997 Incentive Plan may be altered, amended, suspended or terminated at any time and from time to time by the Board of Directors. If the Compensation Committee determines that stockholder approval of an amendment is necessary in order for the plan to comply or to continue to comply with applicable law, such amendment shall not become effective until the Company has received the requisite stockholder vote. No amendment may affect a grantee's outstanding award under the plan, however, without such grantee's consent.

VOTE REQUIRED

    The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required to approve the proposed amendment to the 1997 Incentive Plan. Abstentions and broker non-votes as to this proposal will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER THREE.

                             STOCKHOLDER PROPOSALS

    Subject to Securities and Exchange Commission regulations, proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than December 16, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                          By Order of the Board of Directors

                                                      [LOGO]

                                          Peter J. Nelson
                                          CHIEF FINANCIAL OFFICER, TREASURER AND
                                          SECRETARY

Pasadena, California
April 15, 1998

                                                                       EXHIBIT A

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
                      1997 STOCK AWARD AND INCENTIVE PLAN

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
                      1997 STOCK AWARD AND INCENTIVE PLAN

    SECTION                                                                                                           PAGE
-------------                                                                                                         -----
         1.    Purpose; Types of Awards; Construction............................................................         A-1

         2.    Definitions.......................................................................................         A-2

         3.    Administration....................................................................................         A-4

         4.    Eligibility.......................................................................................         A-4

         5.    Stock Subject to the Plan.........................................................................         A-5

         6.    Specific Terms of Awards..........................................................................         A-5

         7.    Change of Control Provisions......................................................................         A-8

         8.    Loan Provisions...................................................................................         A-8

         9.    General Provisions................................................................................         A-8

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
                      1997 STOCK AWARD AND INCENTIVE PLAN

    1.  PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

    The purpose of the Alexandria Real Estate Equities, Inc. 1997 Stock Award and Incentive Plan (the "Plan") is to afford an incentive to selected officers, employees and independent contractors (including non-employee directors) of Alexandria Real Estate Equities, Inc. (the "Company"), or any Subsidiary or Affiliate that now exists or hereafter is organized or acquired, to acquire a proprietary interest in the Company, to continue as employees or independent contractors (including non-employee directors), as the case may be, to increase their efforts on behalf of the Company and to promote the success of the Company's business. Pursuant to Section 6 of the Plan, there may be granted Options (including "incentive stock options" and "nonqualified stock options"), Stock Appreciation Rights, Restricted Stock, and Other Stock-Based Awards or Other Cash-Based Awards. The Plan also provides the authority to make loans to purchase shares of Stock. From and after the consummation of the Initial Public Offering, the Plan is designed to comply with the requirements of Regulation G (12 C.F.R. Section 207) regarding the purchase of shares on margin, the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from short-swing profit recovery rules under Rule 16b-3 of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof.

    2.  DEFINITIONS.

        2.1 For purposes of the Plan, the following terms shall be defined as set forth below:

           (a) "Affiliate" means any entity if, at the time of granting of an Award or a Loan, (i) the Company, directly or indirectly, owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity or (ii) such entity, directly or indirectly, owns at least 20% of the combined voting power of all classes of stock of the Company.

           (b) "Award" means any Option, SAR, Restricted Stock, or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

           (c) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

           (d) "Beneficiary" means the person, persons, trust or trusts that have been designated by a Grantee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon his or her death, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

           (e) "Board" means the Board of Directors of the Company.

           (f) "Change of Control" shall mean the occurrence of any of the following events:

               (i) Any Person (as such term is used in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (E) a person or group as used in Rule 13d-1(b) under the Exchange Act) that is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such

           Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

               (ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

               (iii) There is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

               (iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

           (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

           (h) "Committee" means the Board or the committee designated or established by the Board to administer the Plan from and after the consummation of the Initial Public Offering, the composition of which shall at all times satisfy the provisions of Rule 16b-3. With respect to the period prior to consummation of the Initial Public Offering, references to the "Committee" shall be deemed to refer to the Board or to the Compensation Committee of the Board.

           (i) "Company" means Alexandria Real Estate Equities, Inc., a corporation organized under the laws of the State of Maryland, or any successor corporation.

           (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

           (k) "Fair Market Value" means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and ask prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or
       (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

           (l) "Grantee" means a person who, as an employee or independent contractor of the Company, a Subsidiary or an Affiliate, has been granted an Award or Loan under the Plan.

           (m) "Initial Public Offering" shall mean the initial public offering of shares of Stock of the Company, as more fully described in the Registration Statement on Form S-11 filed with the Securities and Exchange Commission on March 18, 1997, as such Registration Statement may be amended from time to time.

           (n) "Incentive Stock Option" or "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

           (o) "Loan" means the proceeds from the Company borrowed by a Plan participant under Section 8 of the Plan.

           (p) "Non-Employee Director" means any director who is not an employee of the Company or any of its subsidiaries or affiliates. For purposes of this Plan, such non-employee director shall be treated as an independent contractor.

           (q) "Nonqualified Stock Option" or "NQSO" means any Option that is designated as a nonqualified stock option.

           (r) "Option" means a right, granted to a Grantee under Section 6.2, to purchase shares of Stock. An Option may be either an ISO or an NQSO; PROVIDED THAT ISOs may be granted only to employees of the Company or of a Subsidiary.

           (s) "Other Cash-Based Award" means cash awarded to a Grantee under
       Section 6.6, including cash awarded as a bonus or upon the attainment of specified performance objectives or otherwise as permitted under the Plan.

           (t) "Other Stock-Based Award" means a right or other interest granted to a Grantee under Section 6.6 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including, but not limited to (1) unrestricted Stock awarded as a bonus or upon the attainment of specified performance objectives or otherwise as permitted under the Plan and (2) a right granted to a Grantee to acquire Stock from the Company for cash and/or a promissory note containing terms and conditions prescribed by the Committee.

           (u) "Plan" means this Alexandria Real Estate Equities, Inc. 1997 Stock Award and Incentive Plan, as amended from time to time.

           (v) "Restricted Stock" means an Award of shares of Stock to a Grantee under Section 6.4 that may be subject to certain restrictions and to a risk of forfeiture.

           (w) "Rule 16b-3" means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

           (x) "Securities Act" means the Securities Act of 1933, as amended from time to time, and as now or hereafter construed, interpreted and applied by the regulations, rulings and cases.

           (y) "Stock" means shares of the common stock, par value $.01 per share, of the Company.

           (z) "Stock Appreciation Right" or "SAR" means the right, granted to a Grantee under Section 6.3, to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, or property as specified in the Award or determined by the Committee.

           (aa) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

    3.  ADMINISTRATION.

    The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, the authority to grant Awards and make Loans; to determine the persons to whom and the time or times at which Awards shall be granted and Loans shall be made; to determine the type and number of Awards to be granted and the amount of any Loan, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award or Loan; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the criteria and performance objectives (if any) included in, Awards and Loans in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; to designate Affiliates; to construe and interpret the Plan and any Award or Loan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements and any promissory note or agreement related to any Loan (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan.

    The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Subsidiary, Affiliate or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.

    No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted or Loan made hereunder.

    4.  ELIGIBILITY.

    Subject to the provisions set forth below, Awards and Loans may be granted to selected employees, officers and independent contractors (including Non-Employee Directors) of the Company and its present or future Subsidiaries and Affiliates, in the discretion of the Committee; PROVIDED THAT ISOs may be granted only to employees of the Company or of a Subsidiary. In determining the persons to whom Awards and Loans shall be granted and the type (including the number of shares to be covered) of any Award or the amount of any Loan, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

    5.  STOCK SUBJECT TO THE PLAN.

    The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be [900,000], subject to adjustment as provided herein, THAT NUMBER OF SHARES EQUAL TO 10% OF THE NUMBER OF SHARES OF STOCK OUTSTANDING AT ANY TIME, PROVIDED THAT IN NO EVENT SHALL THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN EXCEED 3,000,000 SHARES OF STOCK AT ANY TIME. No more than 100% of the total shares available for grant may be awarded to a single individual in a single year. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered, or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan; PROVIDED THAT, in the case of forfeiture, cancellation, exchange or surrender of shares of Restricted Stock with respect to which dividends have been paid or accrued, the number of shares with respect to such Awards shall not be available for Awards hereunder unless, in the case of shares with respect to which dividends were accrued but unpaid, such dividends are also forfeited, cancelled, exchanged or surrendered. Upon the exercise of any Award granted in tandem with any other Awards or awards, such related Awards or awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

    In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (a) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (b) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (c) the exercise price, grant price, or purchase price relating to any Award; PROVIDED THAT, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code.

    6.  SPECIFIC TERMS OF AWARDS.

        6.1 GENERAL. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

        6.2 OPTIONS. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

           (a) TYPE OF AWARD. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

           (b) EXERCISE PRICE. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; PROVIDED THAT, in the case of an ISO, such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option, and in no event shall the exercise price for the purchase of shares be less than par value. The exercise price for Stock subject to an Option may be paid in cash or subject to the approval of the Committee, by an exchange of Stock previously owned by the Grantee, or a combination of both, in an amount having a combined value equal to such exercise price. Subject to the approval of the Committee, a Grantee may pay all or a portion of the aggregate exercise price by having shares of Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer under circumstances meeting the requirements of 12 C.F.R. Section 220 or any successor thereof.

           (c) TERM AND EXERCISABILITY OF OPTIONS. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; PROVIDED THAT, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

           (d) TERMINATION OF EMPLOYMENT, ETC. An Option may not be exercised unless the Grantee is then in the employ of, or then maintains an independent contractor relationship with, the Company or a Subsidiary or an Affiliate (or a company or a parent or Subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies); PROVIDED THAT ISOs may be granted only to employees of the Company or of a Subsidiary, and may not be exercised unless the Grantee has remained continuously so employed, or has continuously maintained such relationship, since the date of grant of the Option; PROVIDED THAT, the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations, to a date not later than the expiration date of such Option.

           (e) OTHER PROVISIONS. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law, including but not limited to the requirements respecting ISOs set forth in Section 422 of the Code.

        6.3 SARS. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

           (a) IN GENERAL. Unless the Committee determines otherwise, (i) an SAR granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (ii) an SAR granted in tandem with an ISO may only be granted at the time of grant of the related ISO. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

           (b) SARS. An SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of one share of Stock underlying the Option, and which in the case of any other SAR shall be such price as the Committee may determine).

        6.4 RESTRICTED STOCK. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

           (a) ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Such restrictions may include factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual or Company-wide performance goals or earnings per share. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

           (b) FORFEITURE. Upon termination of employment with or service to the Company and any Subsidiary, or upon termination of the independent contractor relationship, as the case may be, during the applicable restriction period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; PROVIDED THAT, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

           (c) CERTIFICATES FOR STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

           (d) DIVIDENDS. Dividends paid on Restricted Stock shall either be paid at the dividend payment date, or be deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

        6.5 STOCK AWARDS IN LIEU OF CASH AWARDS. The Committee is authorized to grant Stock to Grantees as a bonus, or to grant other Awards, in lieu of Company commitments to pay cash under other plans or compensatory arrangements. Stock or Awards granted hereunder shall have such other terms as shall be determined by the Committee.

        6.6 OTHER STOCK-BASED OR CASH-BASED AWARDS. The Committee is authorized to grant to Grantees Other Stock-Based Awards or Other Cash-Based Awards alone or in addition to any other Award under the Plan, as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon performance of the Company or any other factors designated by the Committee, or valued by reference to the performance of specified Subsidiaries or Affiliates.

    The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter; PROVIDED, THAT performance objectives for each year shall be established by the Committee not later than the latest date permissible under Section 162(m) of the Code. Such performance objectives may be expressed in terms of one or more financial or other objective goals. Financial goals may be expressed, for example, in terms of earnings per share, stock price, return on equity, net earnings growth, net earnings, related return ratios, cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), return on assets or total stockholder return. Other objective goals may include the attainment of various productivity and long-term growth objectives. Any criteria may be measured in absolute terms or as compared to another corporation or corporations. To the extent applicable, any such performance objective shall be determined (a) in accordance with the Company's audited financial statements and generally accepted accounting principles and reported upon by the Company's independent accountants or (b) so that a third party having knowledge of the relevant facts could determine whether such performance objective is met. Performance objectives shall include a threshold level of performance below which no Award payment shall be made, levels of performance above which specified percentages of target Awards shall be paid, and a maximum level of performance above which no additional Award shall be paid. Performance objectives established by the Committee may be (but need not be) different from year-to-year and different performance objectives may be applicable to different Grantees.

    7. CHANGE OF CONTROL PROVISIONS. The following provisions shall apply in the event of a Change of Control, unless otherwise determined by the Committee or the Board in writing at or after grant (including under any individual agreement), but prior to the occurrence of such Change of Control:

        7.1 any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested;

        7.2 the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved; and

        7.3 any indebtedness incurred pursuant to Section 8 of this Plan shall be forgiven and the collateral pledged in connection with any such Loan shall be released.

    8. LOAN PROVISIONS. Subject to the provisions of the Plan and all applicable federal and state laws, rules and regulations (including the requirements of Regulation G (12 C.F.R. Section 207)), the Committee shall have the authority to make Loans to Grantees (on such terms and conditions as the Committee shall determine), to enable such Grantees to purchase shares in connection with the Initial Public Offering or otherwise in connection with the realization of Awards under the Plan. Loans shall be evidenced by a promissory note or other agreement, signed by the borrower, which shall contain provisions for repayment and such other terms and conditions as the Committee shall determine.

    9.  GENERAL PROVISIONS.

        9.1 EFFECTIVE DATE; APPROVAL BY STOCKHOLDERS. The Plan shall take effect upon its adoption by the Board (the "Effective Date"), but the Plan (and any grants of Awards made prior to the stockholder approval mentioned herein), shall be subject to the approval of the holder(s) of a majority of the issued and outstanding shares of voting securities of the Company entitled to vote, which approval must occur within twelve (12) months of the date the Plan is adopted by the Board. In the absence of such approval, such Awards shall be null and void. Notwithstanding the foregoing, the effectiveness of the Plan is conditioned upon the consummation of the Initial Public Offering, and shall be of no force and effect if the Initial Public Offering is not consummated.

        9.2 NONTRANSFERABILITY. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.

        9.3 NO RIGHT TO CONTINUED EMPLOYMENT, ETC. Nothing in the Plan or in any Award or Loan granted or any Award Agreement, promissory note or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of or to continue as an independent contractor of the Company, any Subsidiary or any Affiliate, or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, promissory note, or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee's employment or independent contractor relationship.

        9.4 TAXES. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority includes the authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

        9.5 AMENDMENT AND TERMINATION OF THE PLAN. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; PROVIDED THAT, if the Committee determines that stockholder approval of an amendment is necessary and desirable in order for the Plan to comply or continue to comply with any applicable law, such amendment shall not be effective unless the same shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award or Loan theretofore granted under the Plan.

        9.6 NO RIGHTS TO AWARDS OR LOANS; NO STOCKHOLDER RIGHTS. No Grantee shall have any claim to be granted any Award or Loan under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares.

        9.7 UNFUNDED STATUS OF AWARDS. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

        9.8 NO FRACTIONAL SHARES. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

        9.9  REGULATIONS AND OTHER APPROVALS.

           (a) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

           (b) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

           (c) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

        9.10 GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

                        ALEXANDRIA REAL ESTATE EQUITIES, INC.

                       Proxy For Annual Meeting Of Stockholders

             This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned stockholder of Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company"), hereby appoints Jerry M. Sudarsky and Joel
S. Marcus, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Friday, May 15, 1998 at 9:00 a.m. local time, at the Doubletree Hotel, Fountain Room IV, 191 North Los Robles Avenue, Pasadena, California 91101, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

                     (Continued and to be signed on reverse side)

                                 FOLD AND DETACH HERE

1.   Election of Directors
     Nominees:   Jerry M. Sudarsky, Joel S. Marcus, Alan D. Gold, Joseph
                 Elmaleh, Viren Mehta, David M. Petrone, Anthony M. Solomon and
                 Richard B. Jennings

     [ ]  FOR ALL NOMINEES         [ ]  WITHHOLD AS TO ALL NOMINEES

     FOR ALL NOMINEES(S) (Except as written below)


     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

2. Ratification of the selection of Ernst & Young LLP to serve as Company's independent accountants for the fiscal year ending December 31, 1998.

     [ ]  FOR            [ ]  AGAINST             [ ]  ABSTAIN

3. Approval of the amendment to the Company's 1997 Stock Award and Incentive Plan to increase the number of shares of the Company's Common Stock, par value $.01 per share, available for issuance thereunder from 900,000 shares to that number of shares equal to 10% of the number of shares of Common Stock outstanding at any time, PROVIDED that in no event shall the number of shares available for issuance under the Plan exceed 3,000,000 shares of Common Stock.

     [ ]  FOR            [ ]  AGAINST             [ ]  ABSTAIN

4. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.

                               [ ]  CHECK HERE IF YOU PLAN TO ATTEND THE MEETING

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Signature __________________ Signature if held jointly __________________ Dated ___________, 1998.


Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.

                                 Fold and Detach Here